Exhibit 10.1

Advisory Services Agreement

THIS ADVISORY SERVICES AGREEMENT (the “Agreement”) is made on February 9th, 2026 (the “Effective Date”), by and between:

1.	Brera Holdings PLC (hereinafter referred to as “Client”);

and

2.	PULSAR GROUP LTD., a company duly incorporated in the Abu Dhabi Global Market under commercial license No. 23331 (hereinafter referred to as “Advisor”).

Client and Advisor are referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	The Advisor provides consultancy and advisory services to support blockchain and technology projects.

B.	Client wishes to engage the Advisor for services as defined in this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	Services, Scope and Exclusivity

1.1	The Advisor shall provide the Client with consultancy/advisory services as agreed by the Parties in writing (the “Services”) with a view to helping the Client achieve the objectives set out in Schedule A.

1.2	The Advisor shall use its expertise and reasonable skill to perform the Services diligently.

1.3	Any changes to the scope of Services must be agreed upon in writing by both Parties.

1.4	The Parties shall:

(a)	Meet monthly (or as otherwise mutually agreed in writing) to review progress and identify new opportunities;

(b)	Jointly develop strategic plans for market entry and expansion;

(c)	Collaborate on relevant business development initiatives;

(d)	Share relevant market intelligence and opportunities; and

(e)	As deemed appropriate, leverage heir respective networks and resources for mutual benefit.

1.5	The Parties shall conduct quarterly review meetings to:

(a)	Review progress of joint initiatives;

(b)	Identify new market opportunities;

(c)	Plan future collaboration strategies; and

(d)	Address any challenges or concerns.

These meetings shall be conducted in person or via video conference. Each Party shall designate a primary representative responsible for coordinating these meetings.

1.6	The Client agrees, during the term of this Agreement and within the defined Territory, to exclusively engage the Advisor to provide the Services outlined in Schedule A. The “Territory” for the purposes of this exclusivity shall be defined as the countries within the Gulf Cooperation Council (GCC), specifically Bahrain, Kuwait, Oman, Qatar, Saudi Arabia, and the United Arab Emirates. This exclusivity mandate prohibits the Client from soliciting or engaging any third party to provide advisory or consultancy services of a similar nature to those provided by the Advisor under Schedule A within the Territory, without the prior written consent of the Advisor.

2.	Term

2.1	This Agreement shall commence on the Effective Date and continue for an initial term of two (2) years (“Initial Term”), unless terminated earlier in accordance with this Agreement. The Initial Term may be extended for additional one (1) year periods (“Renewal Term”) not less than 30 days prior to the expiry of the Initial Term or Renewal Term.

2.2	Either Party may terminate this Agreement for cause as set out in, and subject to, clause 8.

2.3	Without prejudice to Clause 2.2, this Agreement can be terminated by:

2.3.1	mutual agreement of the Parties at anytime; or

2.3.2	either Party without cause upon ninety (30) days prior written notice,

provided that any fees due for Services rendered up to the termination date shall be paid in full.

2.4	The termination of this Agreement by either Party for any reason shall not affect the rights and obligations of the Parties accrued prior to the effective date of termination of this Agreement.

3.	Service Fees; Expenses

3.1	Service Fees: In consideration of the strategic value of a relationship with the Client, Advisor agrees to provide the Services at a discounted monthly fee of USD $250,000 (“Service Fee”).

3.2	Payment Terms. The Service Fee shall be payable monthly in arrears within ten (10) days of the close of each calendar month. Payment shall be made to an account designated by the Advisor. Late payments shall accrue interest at the rate of 12% per month, or the maximum rate permitted by law, whichever is less, from the due date until paid in full. The Advisor reserves the right to suspend Services without liability if payments are not received within ten (10) days following the due date.

3.3	Expenses Reimbursement. The Client agrees to reimburse the Advisor for all pre-approved expenses incurred by the Advisor in the performance of duties under this Agreement. Such reimbursement shall be made within ten (10) days from the date of submission by the Advisor of the relevant invoices and/or receipts. All reimbursements shall be made to an account designated by the Advisor, provided that such account has been communicated to the Client in writing in advance.

4.	Confidentiality

4.1	Each Party agrees to keep all Confidential Information received from the other Party strictly confidential, except as required by law or with prior written consent.

4.2	“Confidential Information” means any information, technical data or know-how (whether disclosed before or after the date of this Agreement), including, but not limited to, information relating to business and product or service plans, financial projections, client lists, business forecasts, sales and merchandising, human resources, patents, patent applications, computer object or source code, algorithms, software designs, research and development, inventions, processes, designs, drawings, engineering, marketing or finance or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary.

4.3	The foregoing obligation shall not apply, however, to such information and/or to any part thereof which the relevant Party can prove:

4.3.1	is known to the public at the time of disclosure or becomes known through no wrongful act on the part of such Party;

4.3.2	is or becomes known to such Party through disclosure by sources other than the other Party and, to its actual knowledge, not in breach of a duty of confidentiality;

4.3.3	that it is obliged to disclose this information pursuant to applicable law or governmental regulations, provided that, where legally possible, it submits prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

4.4	The obligations to the confidentiality under this Clause 4 shall continue for a period of two (2) years after the termination of this Agreement.

5.	Compliance with Laws

5.1	Each Party will at all times comply with applicable law in connection with this Agreement, including but not limited to the Anti-Corruption Laws[1] and the Anti-Money Laundering Laws.[2] The Parties shall confer in good faith with respect to regulatory developments that may affect the provisions of obligations hereunder and/or the payment or delivery of any consideration under this Agreement.

1 “Anti-Corruption Laws” means any applicable law, regulation, or rule related to combating corruption or bribery, including, but not limited to, the United States Foreign Corrupt Practices Act of 1977 as amended (the “FCPA”).

2 “Anti-Money Laundering Laws” means any applicable law, regulation, or rule related to combating money laundering, suspicious transactions, trade embargos, economic sanctions, or terrorist financing, including, but not limited to, the US Bank Secrecy Act of 1986, the USA Patriot Act of 2001 (in each case to the extent applicable to the Parties and to this Agreement), the Specially Designated Nationals List (“SDN List”) or any similar list maintained by the Office of Foreign Assets Control (“OFAC”) at the United States Department of the Treasury and the laws of any other applicable country in force from time to time.

5.2	The Advisor represents and warrants that it is not a Prohibited Person.[3]

5.3	The Advisor represents and warrants that no compensation under this Agreement violates any legal or regulatory requirements. The Advisor further represents and warrants that it has not, and agrees that it shall not, in connection with this Agreement or in connection with any other business involving Client, make any payment, transfer anything of value, or offer or promise to provide anything of value, directly or indirectly, (a) to any Government Official[4] or (b) to any other person or entity if such payments or transfers would violate the laws of the country in which made, the laws of the United States, the laws of the United Arab Emirates, or the laws of any other applicable jurisdiction. The Advisor further represents and warrants that any compensation, payment, or transfer of funds, monies, or other property will be for the Advisor’s sole use and benefit and not be directly or indirectly assigned to, directed to, or passed on to any other party, including but not limited to any Government Official or any Prohibited Person.

5.4	To the extent legally permitted, each Party shall promptly inform the other Party in the event of any inquiry by any government authority or other regulatory agency that may affect the other Party’s rights or obligations under this Agreement.

5.5	Upon ten (10) days written notice, Client and/or its professional services advisors shall have the right to audit, examine, and make excerpts, copies, and transcripts of the Advisor’s books, records, and systems of accounts with respect to the services and obligations under this Agreement. Advisor agrees to cooperate in good faith with the Client with respect to any such audit or examination.

5.6	On at least an annual basis, Advisor will complete a compliance certification similar to that set forth in Exhibit A.

3 “Prohibited Person” means any of the following: (a) a person or entity currently listed on the Specially Designated Nationals List (“SDN List”) or any similar list maintained by the Office of Foreign Assets Control (“OFAC”) at the United States Department of the Treasury or a similar list of any other applicable country, including but not limited to the United Kingdom’s Consolidated List Of Financial Sanctions Targets or the European Union’s Consolidated list of persons, groups and entities subject to financial sanctions; (b) a person or entity owned or controlled, directly or indirectly, by a person or entity listed on the SDN List or any similar list maintained by OFAC; (c) a person or entity with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of U.S. law, regulation, or executive order; or (d) a person or entity incorporated in any country subject to U.S. country-based economic sanctions whereby conducting transactions with that person or entity would be in violation of any applicable law, rule, or regulation, or (e) any other person subject to a prohibition or where relevant persons are otherwise prohibited from engaging in transactions pursuant to any other applicable sanctions regime.

4 “Government Official” means any (a) elected or appointed government official (e.g., ministers or politicians); (b) person who works for, or on behalf of, a Government Official, agency, or enterprise performing a governmental function, including members of a royal family or military; (c) person who works for, or on behalf of, a state-owned business; (d) political party officer or candidate for public office; (e) person acting for, or on behalf of, a public international organization (e.g., United Nations, Red Cross, or IMF); (f) any politically exposed person; and (g) any other person otherwise categorized as a Government Official under Applicable Law.

5.7	Advisor will complete any periodic compliance training that Client may require from time to time.

5.8	Advisor agrees that if, at any time, it becomes aware of the fact that any of these foregoing representations with respect to Compliance with Laws is no longer true and accurate, or may no longer be true and accurate, it will notify Client immediately in writing.

5.9	Client shall have the right to withhold payments and compensation contemplated under this Agreement or to terminate this Agreement if Client reasonably believes in its sole discretion that Advisor has breached any of these Compliance with Laws representations and warranties or otherwise violated any applicable law, including without limitation the Anti-Corruption Laws or the Anti-Money Laundering Laws.

6.	Representations and Warranties

Each Party represents and warrants to the other Party that:

6.1	It is a company validly existing and in good standing under the laws of its jurisdiction of incorporation.

6.2	The execution, delivery and performance of this Agreement is within its power and has been duly authorized by all necessary actions.

6.3	This Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with the Agreement’s terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors ‘rights generally and general principles of equity.

6.4	The performance of obligations and consummation of the transactions contemplated by this Agreement do not and will not (i) violate any material judgment, statute, rule or regulation applicable to it, (ii) result in the acceleration of any material debt or contract to which it is a party or by which it is bound, or (iii) result in the creation or imposition of any lien on any property, asset or revenue of it.

6.5	Neither Party has violated nor will it violate, or has taken any action, directly or indirectly, nor will it pay or take any funds in violation of any provision of any anti-corruption laws, in the UAE and any other applicable law or regulation concerning corruption, public or commercial bribery, cartel formation, bid-rigging, fraud, money laundering, terrorist financing, or criminal association (collectively, “Anti-Corruption Laws”).

7.	Limitation of Liability

7.1	To the extent permitted by law, neither Party shall be liable for indirect, incidental, or consequential damages arising from this Agreement.

7.2	The Advisor’s liability under this Agreement shall not exceed the fees paid by the Company in the preceding six (6) months.

8.	Termination

8.1	The Parties may terminate the Agreement pursuant to Clause 2.3 or pursuant to Clauses 8.2 or 8.3 below.

8.2	Either Party may terminate this Agreement immediately upon written notice if the other Party commits a material breach that is not rectified within thirty (30) days’ written notice.

8.3	Either Party may immediately terminate this Agreement if the other Party has a petition presented for its winding up or administration or any other action is taken with a view to its winding up (otherwise than for the purpose of solvent reconstruction or amalgamation), or becomes bankrupt or commits an act of bankruptcy, or makes any arrangement or composition for the benefit of creditors, or has a receiver or manager or administrative receiver or administrator or liquidator appointed in respect of any of its assets, or suspends payments, or anything analogous to any of the foregoing.

8.4	Upon termination, all accrued rights and obligations shall survive.

9.	Dispute Resolution

9.1	Any dispute arising out of this Agreement shall first be attempted to be resolved amicably between the Parties.

9.2	If unresolved, disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the London Court of International Arbitration (“LCIA”), which rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be Abu Dhabi Global Markets. The language to be used in the arbitration shall be English. The decision of the arbitrator shall be final and binding on the Parties (including any decision on arbitrator’s fees) and arbitrator’s fees shall be borne and paid by the Parties in such proportions as the arbitrator shall determine. The award issued by any such arbitrator may be entered and confirmed as a judgment in any court of competent jurisdiction. The arbitration proceedings shall be confidential, including any arbitration award.

10.	Miscellaneous

10.1	Entire Agreement: This Agreement, including its Schedules, constitutes the entire agreement between the Parties.

10.2	Amendments: This Agreement may only be amended by written agreement of both Parties.

10.3	Waiver. No indulgence granted by any Party to any other hereunder shall be construed as a waiver of the former Party’s rights hereunder.

10.4	Non-Disparagement: Each Party agrees not to disparage the other Party or its products, services, agents, representatives, directors, officers, attorneys, employees, vendors, business partners, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement; provided that nothing shall prohibit either Party from providing truthful information in response to a valid subpoena or other legal process; however, the Party receiving the subpoena agrees to provide the other Party with sufficient notice of such to allow it the opportunity to oppose such subpoena or legal process prior to providing any information (unless expressly prohibited by applicable law).

10.5	Governing Law: This Agreement shall be governed by the laws of the Abu Dhabi Global Market (ADGM).

10.6	Notices: Any notices, requests, demands, or other communications required or permitted under this Agreement shall be made in writing and deemed to have been duly given on: (a) the date when sent if sent by electronic mail (unless an undelivered or “bounce-back” message is received by the sender); or (b) the date of documented receipt if sent by recognised courier, in each case, and properly addressed to each Party. All notices under this Agreement shall be sent to the addresses listed in the recitals or any other address as specified in writing by a Party to the other.

10.7	Costs. Unless otherwise stated herein, the Parties shall cover their respective expenses in connection with this Agreement and the consummation of the transactions contemplated herein, including professional fees and costs of attorneys, accountants, and advisors.

10.8	No Tax Advice. Each Party shall be and remain solely responsible for determining and paying its tax liabilities. Neither Party has provided any tax, investment, regulatory, legal or other advice to the other Party.

10.9	No Partnership etc. Nothing in this Agreement is intended or may be deemed, to establish between the Parties any fiduciary, agency, partnership, joint venture, or other similar relationship or form of joint enterprise between the Parties or to permit either Party otherwise to make or enter into any commitments for or on behalf of the other Party. Each of the Parties is independent of each other and not employees of each other.

10.10	Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute one and the same agreement. The exchange of a fully executed version of this Agreement (in counterparts or otherwise) by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement, and no exchange of originals is necessary.

10.11	No Third Party Rights. This Agreement does not confer any rights on any person or party (other than the parties to this Agreement).

Schedules

●	Schedule A: Scope of Services

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Signed for and on behalf of the Advisor:

/s/ Alyazi Al Mheri
Name:	Alyazi Al Mheri
Title:	CEO

Signed for and on behalf of the Client:

/s/ Marco Santori
Name:	Marco Santori
Title:	CEO

SCHEDULE A – SERVICES

Advisor will provide:

●	Research and explanation of infrastructure market players and practices within the Territory

●	A local Services and account management team consisting of at least five headcount

●	Advise and consultation on regulatory and policy norms within the Territory

●	Contracting and subcontracting services for local providers

●	Representation before local trade associations and attendance and reasonably requested trade associations and panels

●	Introductions to business partners within the Territory

●	Guidance on business practices within the Territory

●	Guidance on local religious and social customs

●	Access to and use of the Pulsar office in Abu Dhabi for all Client personnel, including coworking space and internet access within regular business hours and after hours as reasonably required by Client

●	Regulatory, licensing, registration and compliance advice for digital assets and financial institutions in the U.A.E.

●	Telecommunications, data center and related

●	Securing and maintaining a local trade license, together with on-demand sublicensing of its own trade license where permitted by law

●	Introductions to potential investors

●	Ad-hoc local media relations services

●	Introductions to local media relations services

●	Consultation on go-to-market strategies for Solmate products and services as developed

●	Additional advice and advisory services within the Territory as reasonably requested by client

Exhibit A – Compliance Certification

Alyazi Al Mheri, hereby state and certify that:

1.	Unless otherwise indicated, all capitalized terms herein are defined by the Agreement dated 2/9/2026 by and among Client and Advisor.

2.	Advisor has and shall continue to comply with all applicable laws, including but not limited to the Anti-Corruption Laws and the Anti-Money Laundering Laws.

3.	Advisor has and shall continue to maintain policies, procedures, and controls that it believes are reasonably designed to comply with applicable laws, including but not limited to the Anti-Corruption Laws and the Anti-Money Laundering Laws.

4.	In connection to the transactions contemplated by the Agreement, Advisor and its shareholders, officers, directors, employees, affiliates, third parties, and agents have not made, offered, given, or promised to make, to offer, or to give anything of value: (i) to any Government Official or employee (including employees of a state-owned corporation or public international organization), to any political party, or to any candidate for public office; or (ii) to any other person if such payments or transfers would violate the laws of the country in which made or any applicable law.

5.	Advisor and its shareholders, officers, directors, employees, affiliates, third parties, and agents have no reason to believe that anyone has violated or that anyone may have violated any of the applicable laws, including but not limited to the Anti-Corruption Laws and the Anti-Money Laundering Laws.

6.	If Advisor should learn or have any reason to suspect of any violations of any applicable laws, including but not limited to the Anti-Corruption Laws and the Anti-Money Laundering Laws, then Advisor shall inform Client immediately.

I hereby affirm that the foregoing statements are true and correct in their entirety as of the date set forth below.

/s/ Alyazi Al Mheri	CEO, Co Founder
Signature	Title and Company

Alyazi Al Mheri	2/9/2026
Print Name	Date